CLIFFS

Cliffs Corporate Announcement

Dear Colleague,

Our Company's Annual General Meeting of Shareholders is fast approaching on July 29. I would like to provide you with an update on recent events. Yesterday we announced that Egan-Jones, an independent proxy advisory firm, recommended that shareholders vote for *all* of Cliffs' nominees. The two other firms, ISS and Glass Lewis, have recommended that four of Casablanca Capital's nominees join our Board, which would indicate support for the current Board of Directors for the remaining seven seats. You can read the corresponding press release on the Investor page of www.cliffsnaturalresources.com.

As part of the shareholder voting process, it is important to understand that Cliffs' bylaws allow for what is referred to as "cumulative voting" which enables shareholders to aggregate their votes towards one or more nominees. As a result, even with the recommendations we received from the proxy advisory firms, Casablanca may take a majority of our Board seats if shareholders vote the gold card. For that reason, today we announced that we are reducing our slate from nine to seven nominees, which provides shareholders with a solution to vote according to the recommendations of the proxy advisory firms without inadvertently giving Casablanca a majority of the Board. The press release we issued today can be found on the Investor page of www.cliffsnaturalresources.com.

I appreciate that many of you have asked what you can do to help. For employees who are also Cliffs shareholders you can vote the **WHITE** card "**FOR ALL**" of Cliffs' director nominees and discard any gold proxy card you may receive. This will ensure you are electing all seven of Cliffs' directors standing for re-election, plus four of Casablanca's nominees. If you own shares in Cliffs, you will be receiving this revised **WHITE** card shortly, and we encourage you to sign and mail it in as soon as possible. Remember that only the last vote received counts, so even if you have already voted, you may do so again.

As always, we ask that you remain focused on the business and serving our customers.

If you receive any calls from the media, analysts or other outside parties, please forward them to Jessica Moran, Director, Investor Relations at (216) 694-6532 or Pat Persico, Director, Global Communications at (216) 694-5316, who will respond on the Company's behalf.

On behalf of our Board of Directors, I thank you for your continued dedication and commitment to our Company.

Sincerely,

Gary B. Halverson
President and Chief Executive Officer

07/18/2014

Important Additional Information

Cliffs, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Cliffs' shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs filed a definitive proxy statement with the SEC on June 10, 2014 in connection with any such solicitation of proxies from Cliffs' shareholders. CLIFFS' SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs' shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014, as amended and filed with the SEC on April 30, 2014, and Cliffs' definitive proxy statement on Schedule 14A, filed with the SEC on June 10, 2014. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting James Graham, Vice President, Chief Legal Officer & Secretary at (216) 694-5504. Shareholders may also contact D.F. King & Co., Inc., Cliffs' proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.